UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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SKYLINE MEDICAL INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On August 24, 2016, Skyline Medical Inc. issued the following press release:

Leading Proxy Advisory Firm Glass, Lewis Recommends Stockholders Vote FOR Skyline Medical Management Proposals

MINNEAPOLIS (August 24, 2016) – Skyline Medical Inc. (NASDAQ: SKLN) (“Skyline” or “the Company”), developer of the innovative STREAMWAY® waste fluid disposal system for medical applications, reports that Glass, Lewis & Co., Inc. recommends that stockholders vote FOR management proposals to 1) increase the number of authorized shares of common stock to 200,000,000 from 100,000,000 and 2) effect a reverse stock split of its common stock at a ratio of between one-for-two and one-for-25 and a proportionate decrease in the number of authorized shares of common stock at the company’s Special Meeting of Stockholders to be held on September 15th. In its August 22, 2016 independently published report, Glass, Lewis stated*:

•	The Company currently has 10.0 million shares available for issuance. Given the relatively limited amount of shares available to the Company, we believe that it may be prudent for the Company to have additional common shares available for issuance.
•	We agree with the board that it is in the best interest of the Company to reduce the number of shares of common stock outstanding and thereby attempt to proportionally raise the per share prices of the Company’s common stock… A higher stock price may help to increase investor interest, attract and retain employees and improve the Company’s ability to raise additional capital through equity offerings.

In addition, Glass, Lewis recommends that stockholders vote FOR the recommendation to adjourn the meeting, if necessary, to permit further solicitation of proxies if there are insufficient votes at the time of the meeting to approve items 1 and 2. “In order for Proposal 1 or Proposal 2 to be approved, the proposals must receive the affirmative vote of a majority of the Company’s outstanding shares. Given our support for these proposals, we see no reason for shareholders to vote against this proposal.*”

Glass, Lewis explained its recommendations further. With respect to Proposal “Item 1, Increase Authorized Common Stock”, Glass, Lewis stated, “The revised proposal alleviates our concerns regarding the previously requested increase at the annual meeting [to 600 million shares]. Specifically, the requested increase to 200 million authorized shares is comparatively modest and the revised proposal does not seek to increase the number of authorized shares of blank check preferred stock. Further, we note that on August 18, 2016 the Company received a notice from the Nasdaq stating that it no longer applies with the requirement to maintain a minimum shareholders equity of $2,500,000. We believe the requested increase will enable the Company to attempt to regain compliance with this listing requirement.*”

With respect to “Item 2, Approve Reverse Stock Split” Glass, Lewis, in its recommendation that stockholders vote FOR the proposal noted that “…many brokerages firms have policies against recommending lower-priced stocks to their clients as practices of a number of brokerage houses, such as the payment of commissions, tend to discourage their brokers from dealing in lower-priced stocks.*”

*Permission neither sought nor obtained from Glass, Lewis.

“This is yet another vote of confidence for the position of the board of directors of Skyline Medical as Glass, Lewis can be added to the voice of ISS in recommending stockholders vote FOR all three proposals,” said Dr. Carl Schwartz, chairman and interim chief executive officer of Skyline Medical. “Given that Skyline no longer meets the minimum equity requirements for continued Nasdaq listing, it is even more imperative that stockholders vote FOR our proposals, so that we may endeavor to improve our financial position quickly,” said Dr. Carl Schwartz, chairman and interim chief executive officer of Skyline Medical. “With a number of potential value-creating activities we have identified in the coming months, we believe an increase in authorized common shares and a reverse stock split will allow us the opportunity to move forward to achieve the milestones we anticipate.”

Additional Information

For Proposals 1, 2 and 3, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Special Meeting, vote by proxy using the enclosed proxy card, vote by proxy via facsimile or by email. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Special Meeting, we will vote your shares as you direct.

•	To vote by email, complete, sign and date the enclosed proxy card and scan and email it to rsingleton@corporatestock.com. Your vote must be received by 4:00 PM Eastern Time (3:00 PM Central Time) on September 15, 2016, to be counted.

•	To vote by internet, please follow the instructions on your proxy card.

•	To vote by facsimile, complete, sign and date the enclosed proxy card and fax it to (303) 282-5800. Your vote must be received by 4:00 PM Eastern Time (3:00 PM Central Time) on September 15, 2016, to be counted.

•	To vote in person, come to the Special Meeting, and we will give you a ballot when you arrive. If you would like directions to the offices of the company’s counsel, Maslon LLP, please call (651) 389-4800.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should receive a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is submitted to your broker or bank. Alternatively, you may vote over the Internet as instructed by your broker or bank. To vote in person at the Special Meeting, you must obtain a valid legal proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

About the STREAMWAY System

Skyline's revolutionary, FDA-cleared STREAMWAY system is the first true direct-to-drain fluid disposal system designed specifically for medical applications, such as radiology, endoscopy, urology and cystoscopy procedures. It connects directly to a facility's plumbing system to automate the collection, measurement and disposal of waste fluids. As of June 30, 2016, Skyline Medical customers have installed 94 STREAMWAY systems in 50 facilities across 19 states.

The STREAMWAY minimizes human intervention for better safety and improves compliance with Occupational Safety and Health Administration (OSHA) and other regulatory agency safety guidelines. It also provides unlimited capacity for increased efficiency in the operating room, which leads to greater profitability. Furthermore, the STREAMWAY eliminates canisters to reduce overhead costs and provides greater environmental stewardship by helping to eliminate the approximately 50 million potentially disease-infected canisters that go into landfills annually in the U.S. For a demonstration please visit www.skylinemedical.com or call 855-785-8855.

About Skyline Medical

Skyline Medical produces a fully automated, patented, FDA-cleared waste fluid disposal system that virtually eliminates staff exposure to blood, irrigation fluid and other potentially infectious fluids found in the healthcare environment. Antiquated manual fluid handling methods that require hand carrying and emptying filled fluid canisters present an exposure risk and potential liability. Skyline Medical's STREAMWAY System fully automates the collection, measurement and disposal of waste fluids and is designed to: 1) reduce overhead costs to hospitals and surgical centers; 2) improve compliance with OSHA and other regulatory agency safety guidelines; 3) improve efficiency in the operating room, and radiology and endoscopy departments, thereby leading to greater profitability; and 4) provide greater environmental stewardship by helping to eliminate the approximately 50 million potentially disease-infected canisters that go into landfills each year in the U.S. For additional information, please visit www.skylinemedical.com.

Forward-looking Statements

Certain of the matters discussed in this announcement contain forward-looking statements that involve material risks to and uncertainties in the Company's business that may cause actual results to differ materially from those anticipated by the statements made herein. Such risks and uncertainties include, among other things, current negative operating cash flows and a need for additional funding to finance our operating plan; the terms of any further financing, which may be highly dilutive and may include onerous terms; unexpected costs and operating deficits, and lower than expected sales and revenues; uncertain willingness and ability of customers to adopt new technologies and other factors that may affect further market acceptance; if our product is not accepted by our potential customers, it is unlikely that we will ever become profitable, adverse economic conditions; adverse results of any legal proceedings; the volatility of our operating results and financial condition; inability to attract or retain qualified senior management personnel, including sales and marketing personnel; our ability to establish and maintain the proprietary nature of our technology through the patent process, as well as our ability to possibly license from others patents and patent applications necessary to develop products; the Company's ability to implement its long range business plan for various applications of its technology; the Company's ability to enter into agreements with any necessary marketing and/or distribution partners; the impact of competition, the obtaining and maintenance of any necessary regulatory clearances applicable to applications of the Company's technology; and management of growth and other risks and uncertainties that may be detailed from time to time in the Company's reports filed with the Securities and Exchange Commission, which are available for review at www.sec.gov. This is not a solicitation to buy or sell securities and does not purport to be an analysis of the Company's financial position. See the Company's most recent Annual Report on Form 10-K, and subsequent reports and other filings at www.sec.gov.

Contacts:

LHA

Kim Sutton Golodetz

kgolodetz@lhai.com

212-838-3777

or

Bruce Voss

bvoss@lhai.com

310-691-7100